HearUSA Company Contacts:	The Investor Relations Company:

Paul A. Brown, M.D. Chairman (561) 478-8770, Ext. 123	Karl Plath or Brien Gately (847) 296-4200

HearUSA Announces Resignation of President

WEST PALM BEACH, Fla., October 22, 2002—HearUSA, Inc. (AMEX: EAR, TSE:HUX) today announced that Steve Forget, former Chief Executive Officer of Helix and, after the HEARx-Helix combination, President and a director of HearUSA, has resigned as an officer and employee of HearUSA. Mr. Forget was a founder of and led Helix from its inception. In a statement issued today, Mr. Forget said, “We have worked very hard to complete the HEARx-Helix transaction and the integration process is nearly complete. I am deeply concerned about the Medicaid situation in Massachusetts while I served as CEO of Helix. It was my belief all Helix centers were in compliance with all applicable regulation and billing requirements. It is my hope that the company can resolve this matter quickly and move forward on its business plan.” Mr. Forget intends to remain active in the hearing healthcare field with Le Groupe Forget in the Province of Quebec.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 200 centers are located in California, Florida, New York, New Jersey, Massachusetts, Pennsylvania, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the provinces of Ontario and Quebec, Canada.